Exhibit 99.1

July 22, 2010	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank and First State Bank, have declared a regular quarterly cash dividend of $.10 per share. The record date is August 2, 2010 and it is payable on August 13, 2010 to shareholders of record.  The amount is increased from the previous dividend of $.09 per share, which was paid in May 2010. A dividend of $.08 per share was paid in February.

Declaration of the dividend was made at the July 22, 2010 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank offices are located in Canisteo and Hornell, NY. First State Bank can be found on the web at www.fsbcanisteo.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.